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NEWS RELEASE
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 Investor Relations Contacts: David Wing, Chief Financial Officer (317) 240-7087
                    Roxanne Butler, Investor Relations Specialist (877) 834-0606
                                                  investor.relations@iflyata.com
                                     Media Contact: Angela Thomas (317) 240-7518
                                                     Media.inquiries@iflyata.com

   ATA HOLDINGS CORP. AMENDS EXCHANGE OFFERS FOR 10 1/2 PERCENT NOTES DUE 2004
                        and 9 5/8 PERCENT NOTES DUE 2005

INDIANAPOLIS, January 9, 2004 - ATA Holdings Corp. ("ATAH") (NASDAQ: ATAH), the parent company of ATA Airlines, Inc. ("ATA"), today announced that it has amended the terms of its exchange offers (the "Exchange Offers") for $175 million outstanding principal amount of its 10 1/2 percent Senior Notes due 2004 ("2004 Notes") and $125 million outstanding principal amount of its 9 5/8 percent Senior Notes due 2005 ("2005 Notes" and, together with the 2004 Notes, the "Existing Notes") and solicitations of consents to amend the indentures under which the Existing Notes were issued. The Exchange Offers were initially launched on August 29, 2003. The terms of the amended Exchange Offers supersede in all respects the initial terms of the Exchange Offers.

Pursuant to the terms of the amended Exchange Offers, ATAH is offering

o for each $1,000 principal amount of 2004 Notes tendered for exchange, $1,050 principal amount of ATAH's new Senior Notes due 2009 ("2009 Notes") and cash consideration of $50, and

o for each $1,000 principal amount of 2005 Notes tendered for exchange, $1,050 principal amount of ATAH's new Senior Notes due 2010 ("2010 Notes" and, together with the 2009 Notes, the "New Notes") and cash consideration of $50.

The 2009 Notes will initially bear interest at 13 percent per annum, increasing to 14 percent per annum on August 1, 2006 until their maturity on February 1, 2009. ATAH is



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required to redeem 2009 Notes, in an amount equal to 5 percent of the aggregate principal amount of 2004 Notes tendered for exchange, pro rata from holders of the 2009 Notes on August 1, 2005. The 2010 Notes will initially bear interest at 12 1/8 percent per annum, increasing to 13 1/8 percent per annum on June 15, 2006 until their maturity on June 15, 2010. ATAH is required to redeem 2010 Notes, in an amount equal to 5 percent of the aggregate principal amount of 2005 Notes tendered for exchange, pro rata from holders of the 2010 Notes on June 15, 2005. The redemptions of 2009 Notes and 2010 Notes will equal, respectively, approximately 4.76 percent of the principal amount of the 2009 Notes and 2010 Notes to be issued upon completion of the Exchange Offers.

Completion of the Exchange Offers is subject to a number of significant conditions, including receiving valid tenders representing at least $255 million in aggregate principal amount of Existing Notes (without regard to series), completion of definitive amendments to several of ATA's aircraft operating leases and receiving the consent of the Air Transportation Stabilization Board pursuant to ATA's government guaranteed term loan. The Exchange Offers expire at 5 p.m., New York City Time, on January 26, 2004, unless extended.

As of today's date, holders of Existing Notes representing approximately 6.6 percent ($11,510,000 outstanding principal amount) of the 2004 Notes and approximately 23.6 percent ($29,550,000 outstanding principal amount) of the 2005 Notes had tendered their Existing Notes in the Exchange Offers. These holders will be permitted to withdraw these tenders of Existing Notes until 5 p.m., New York City Time, on January 16, 2004.

In addition, ATAH has entered into an agreement (the "Lock-Up Agreement") with certain holders of Existing Notes, representing approximately 44.6 percent ($77,975,000 outstanding principal amount) of the 2004 Notes and approximately
55.0 percent ($68,760,000 outstanding principal amount) of the 2005 Notes
(in each case without duplication of holders who have already tendered), pursuant to which these holders have agreed to tender their Existing Notes in the Exchange Offers. The Lock-Up Agreement is subject to a number of significant conditions, including receiving valid tenders representing at least $255 million in aggregate principal amount of Existing Notes (without regard to series), completion of definitive amendments to several of ATA's



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aircraft operating leases and receiving the consent of the Air Transportation
Stabilization Board pursuant to ATA's government guaranteed term loan. The holders who are party to the Lock-up Agreement may withdraw their tenders of Existing Notes in the event that ATAH seeks to complete the Exchange Offers prior to the satisfaction or waiver of these conditions.

In addition, the Lock-up Agreement may be terminated by the holders who are party to it in certain circumstances, including if the Exchange Offers are not completed by January 31, 2004 or if a material adverse change occurs with respect to ATAH's business. If the Lock-up Agreement is terminated, all holders who have tendered Existing Notes in the Exchange Offers, including those holders who are party to the Lock-up Agreement, may withdraw their tenders.

The Exchange Offers are being made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The New Notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the New Notes nor a solicitation of tenders of Existing Notes in connection with the Exchange Offers.

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